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EXHIBIT 10.17

Credit Card Alliance Agreement

        This Agreement, effective as of February 1, 2001, is between Providian Bancorp Services, a California corporation, with principal offices located in San Francisco, California (together with all its affiliates "Providian"), and X.com Corporation., a Delaware corporation with principal offices located in Palo Alto, California ("PayPal").

Recitals

        A.    Providian Bancorp Services is an affiliate of Providian National Bank and Providian Bank, each a Card Association member issuing general-purpose credit cards. Providian provides marketing, credit, technology, operations, compliance, audit and other card-related services and support to its card-issuing affiliates and enters into this Agreement for and on their behalf in connection with the Program.;

        B.    PayPal operates the world's largest Internet-based payment network, providing a secure online payment service to its over six million customers. PayPal operates a World Wide Web site at http://www.paypal.com (the "PayPal Web Site"), that allows users to sign up for or use the PayPal products and services involving its online payment services (collectively, the "PayPal Services");

        C.    The parties desire to enter into this Agreement so that a PayPal co-branded Card (bearing a PayPal Mark and a Providian Mark) issued by Providian will be the preferred credit card promoted through the PayPal Services, and as such will be afforded by PayPal the "preferred alliance partner" opportunities set forth in this Agreement; and

        D.    Simultaneously with the execution of this Agreement, Providian has made a $10 million equity investment in PayPal by purchasing Series D preferred stock, and PayPal has agreed that Providian may designate a representative to serve on the PayPal board of directors.

        NOW, THEREFORE, in consideration of the mutual obligations, promises and undertakings of the parties contained in this Agreement, the parties agree as follows:

1.    DEFINITIONS

        When used in this Agreement, unless the context clearly indicates otherwise:

1.1	"Account" means a revolving, open-end credit account provided by Providian for PayPal Members and Non-Member Consumers and established pursuant to this Agreement, the features and terms of which are further described in this Agreement.
1.2	"Account Agreement" means a credit agreement between Providian and a Cardholder with terms and conditions that apply to the Cardholder's Account.
1.3	"Agreement" means this Credit Card Alliance Agreement, including all attached Exhibits, which are incorporated by this reference, and any amendments, modifications, or supplements to this Agreement.
1.4
"Applicable Law" means applicable federal, state and local statutes, regulations, regulatory guidelines and judicial or administrative interpretations as well as any rules or requirements established by the applicable Card Association.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

1.5	"Applicant" means a consumer who submits an Application or other request for an Account.
1.6	"Application" means the action or document by which a Member requests and applies to Providian for an Account.
1.7	"Banner Ad" means any image displayed in the banner space of the PayPal Web Site that is intended to serve as an advertisement for a product or service.
1.8	"Business Day" means any day other than Saturday, Sunday and any day in which banks in the State of California are authorized or obligated by law to close.
1.9	"Card" means a credit card issued for an Account pursuant to this Agreement that bears both a Providian Mark and a PayPal Mark.
1.10	"Card Association" means either or both of MasterCard and Visa, as applicable.
1.11
"Cardholder" means an individual, residing in the U.S., at or over the age of 18, who applies for, receives and activates an Account with Providian under the Program, including payment of any fee required by Providian in order to open an Account.
1.12
"Cardholder Data" means all information, whether personally identifiable or in aggregate, that is submitted and/or obtained by Providian about an Account or an Application (whether or not completed), including without limitation, credit information, financial standing and demographic data, and Transaction Data.
1.13	"Charge-back" means a transaction using the Account that is subsequently reversed pursuant to Card Association rules.
1.14
"Competing Card Product" means a credit card or charge card, card alliance program or co-branded card program including, without limitation, business cards, marketed, offered or issued by any entity other than Providian or its affiliates to consumers in the United States, but does not include debit cards or lines of credit not tied to credit cards.
1.15
"Confidential Information" means Providian Confidential Information or PayPal Confidential Information, except that it will not include: (1) information that, at the time of disclosure, is already in the recipient's rightful possession or available to it or its employees from any source having no obligation not to disclose it; (2) information that is or becomes available to the public; (3) information that the recipient receives from another source having no obligation not to disclose it; and (4) information which is independently developed by the recipient without the use of any "Confidential Information" of the other party.
1.16
"Customer List" means the Members who have entered into a credit agreement with Providian for issuance of a credit card and all associated data, which will be owned by Providian and deemed confidential.
1.17	"Implementation Date" means the first date on which Members are able to apply for an Account through a hyperlink from the PayPal Web Site to the Providian Web Site.
1.18
"Interchange Income" means net interchange fees actually received by Providian from Card Associations with respect to charges made by Cardholders using a Card transacted on the PayPal system where PayPal is the Merchant.
1.19	"Marketing Plan" means the written marketing plan agreed between the parties as provided in Section 2.2 of this Agreement.
1.20	"MasterCard" means the payment card association MasterCard International Incorporated.

1.21
"Member" means any individual resident or domiciled within the United States or its territories and possessions that is or becomes registered to utilize the PayPal Services, whether through a private label network or otherwise.
1.22
"Member List" means the list of all Members who have not affirmatively opted out, indicating their election to be excluded from any product announcements of this type, together with their e-mail addresses, phone numbers, postal addresses, and all associated data held by PayPal, to be provided by PayPal to Providian under Section 4.1 of this Agreement, which shall be owned by PayPal and deemed confidential, but is licensed to Providian for the purposes set forth in this Agreement.
1.23	"Merchant" means a merchant that accepts credit card payments pursuant to an account with a Card Association merchant acquirer that processes payment card authorizations and payments.
1.24
"New Payment Products" means debit cards, stored value cards, online person-to-person payment products, online person-to-merchant payment products, digital cash products and other new payment technologies that may become available during the term of this Agreement.
1.25
"Non-Member Consumer" means an individual that receives an advertisement for the Program on the PayPal Web Site and follows a hyperlink presented on that site to receive more information about the Program, but does not complete the process to become a Member.
1.26
"PayPal Confidential Information" means all confidential information and documents about PayPal or any of its affiliates, including without limitation, its financial information, products, marketing plans, strategies, customers, processes and procedures, subject to the exceptions set forth in the definition of "Confidential Information."
1.27	"PayPal Mark" means any design, image, visual representation, logo, service mark, trade dress, trade name, or trademark owned, used or acquired by PayPal now or during the term of this Agreement.
1.28	"Program" means the program under which Providian and PayPal will solicit Applications for Accounts pursuant to this Agreement.
1.29
"Providian Confidential Information" means all confidential information and documents about Providian or any of its affiliates, including without limitation, its financial information, products, performance of its products, strategies, marketing plans, performance of its marketing campaigns, customer lists, and Cardholder processes and procedures, subject to the exceptions set forth in the definition of "Confidential Information."
1.30
"Providian Mark" means any design, image, visual representation, logo, service mark, trade dress, trade name, or trademark owned, used or acquired by Providian now or during the term of this Agreement.
1.31	"Providian's Marketing Area" means throughout the United States, its territories, and possessions, other than in the State of Wisconsin, as changed from time to time by Providian..
1.32	"Term" means the term of this Agreement as specified in Section 6 of this Agreement.
1.33	"Trademark" means any Providian Mark or PayPal Mark.
1.34	"Visa" means the payment card association Visa U.S.A. Inc.

1.35	"Web" means the World Wide Web.

2.    THE PROGRAM

  2.1
  Offer of Accounts. Providian will offer to Members and to Non-Member Consumers one or more types of Accounts. Providian will have sole and complete responsibility and discretion to add, delete, or amend any of the terms and conditions applicable to Accounts, including but not limited to pricing terms, the right to establish new premium categories and other categories of Cards, and the right to make other changes; provided, however, that Providian shall provide 15 days' advance notice in writing to PayPal of any substantial changes. Any such changes to terms and conditions will be subject to Applicable Law.

  2.2
  Marketing of the Program. PayPal and Providian will work jointly to develop and market the Program and to solicit Applications from consumers residing in Providian's Marketing Area to enable Providian to establish Accounts and issue Cards. PayPal and Providian will mutually develop and approve all content for the PayPal Web Site to promote the Program, provided however that PayPal will have the right of prior approval of all marketing, advertising or solicitation material to be used in the marketing of the Program; such approval by PayPal will not be unreasonably withheld or delayed beyond a 10 business day review period. PayPal will incorporate all content identified by Providian as required for compliance with Applicable Law or compliance with Providian card marketing standards. Within 30 days of the execution of this Agreement (unless the parties mutually agree on a different timetable), the parties will agree on a written marketing plan specifically describing responsibilities and a timetable for the parties' implementation and marketing efforts under this Agreement (the "Marketing Plan").

  2.3
  Card Design. Within 30 days of the date of execution of this Agreement, or as otherwise designated in the Marketing Plan, the parties will create mutually acceptable designs for the front and back of the Card, which will include one or more of the PayPal Marks on the front of the Card and one or more of the Providian Marks on the back of the Card and will be subject to Applicable Law. Subject to the foregoing, the PayPal Marks will be in a primary position and the Providian Marks will be in a secondary position on the back of the Card.

  2.4
  Providian as Sole Owner and Creditor of Accounts. Providian will be the sole and complete owner and creditor of, and PayPal will have no right, title or interest in, the Accounts, the Cards or Cardholder Data. Such ownership will in no way be affected by expiration or termination of the Program. As the creditor, Providian will have sole discretion over the criteria that must be met to qualify for an Account, for a credit line increase or for repricing or other incentives Providian may wish to offer to qualified Cardholders. Without limiting the general nature of the foregoing, Providian will have the right to decline an Application or Card request from any person who already has one or more credit cards or open-end revolving lines of credit with Providian or its affiliates. An Application for an Account can only be approved by Providian, and neither PayPal nor any of its employees may legally bind or otherwise commit Providian to any agreement or arrangement of any kind. Providian will have the exclusive right to collect amounts owed by a Cardholder on an Account and to receive payments from Cardholders. Providian will also have the exclusive right to terminate, block or suspend credit or charge privileges in an Account. Providian will be solely liable for any charge-offs or other credit losses resulting from an uncollectible Account. In compliance with Applicable Law and subject to obtaining the Cardholder's consent if required, Providian will have the right to market to Cardholders other banking products of Providian or its affiliates, and third-party membership programs selected by Providian, and Providian may use e-mail, direct mail (including but not limited to inserts with Cardholders' credit card statements), telemarketing and online advertising on the Providian Web Site and related Web sites for such marketing efforts as long as Providian provides its customers an opt-out option from these marketing efforts. Providian will be solely responsible for compliance with all Applicable Laws governing such marketing and advertising efforts.

  2.5
  Providian Non-Exclusivity. Providian and its affiliates will be free to offer credit card alliances, co-branded credit cards or other affiliate programs to other companies, including other Internet-based payment services.

3.    ISSUANCE, ADMINISTRATION AND SERVICING OF ACCOUNTS

  3.1
  Card Offers and Application Evaluation. In accordance with this Agreement, Providian will perform for each type of Account all functions of the issuing bank, including without limitation designing the Application forms, receiving, reviewing and processing Applications for Accounts, providing customer service and otherwise administering and operating the Program and the relationships with Cardholders, evaluating the creditworthiness of each Applicant, establishing credit limits for each Account and issuing Cards to qualified Applicants who accept Providian's offer and pay the applicable fee, if any.

  3.2
  Account and Card Issuance. Providian will evaluate each Application or request for an Account and will open an Account and issue a Card to each Applicant who is creditworthy according to Providian's credit criteria and standards, who accepts the terms of Providian's offer and who pays the applicable fees, if any, to open an Account. As to each Application or request Providian approves, Providian will establish the credit line it deems appropriate. Providian will have no obligation or liability to PayPal in connection with any credit procedure or decision with respect to an Application, and Providian will have no obligation to advise PayPal of its credit criteria or Providian's decision as to any Application or request for a Card. Providian will use its best efforts, subject to maintaining high customer response rates and in accordance with Providian's privacy policies and applicable law, to provide PayPal with information, both aggregate and specific, regarding Members that opened Accounts. PayPal will not communicate with Applicants about their Application; provided however, that if a Member or Non-Member Consumer who is not a Cardholder contacts PayPal via standard PayPal customer service channels with a question about the Program or how to apply for an Account, then PayPal may communicate with those Members or Non-Member Consumers according to PayPal's standard customer relations policies and will refer them to Providian, in a manner to be mutually determined by the parties, including but not limited to prior review and approval by Providian of any script provided by PayPal to its customer service representatives regarding contacts with Applicants, Members and Non-Member Consumers about the Program.

  3.3
  Account Agreements. Providian will be solely responsible for, have complete control and discretion over, and bear the cost of production and printing of any Account Agreement. The contractual relationship with respect to each Account will be between Providian and the respective Cardholder.

  3.4
  Production of Cards. In accordance with Section 2.3, Providian will produce, store, maintain, and emboss plastic stock for each Card.

  3.5
  Account Administration and Servicing. Providian will be responsible for all Cardholder customer-service and record-retention requirements relating to the processing of Cards and Accounts, including but not limited to Cardholder-initiated calls, Account statements (both on paper and electronic) and online customer service. Providian will bear all costs of administering Accounts, except as otherwise provided under this Agreement. PayPal will not accept payments on Accounts nor accept billing-error notices under the Fair Credit Billing Act (Regulation Z) from Cardholders and instead will promptly forward them to Providian via first-class mail or, at Providian's request, via overnight courier. If any Cardholder incorrectly makes a check, money order, draft, or other form of payment for an Account payable to the order of PayPal rather than to the order of Providian or its agents, PayPal hereby expressly authorizes Providian to endorse the item on PayPal's behalf and to credit the payment to the appropriate Account. Providian will substantially adhere to the customer performance standards as set forth on Exhibit A. Providian conducts reviews of its corporate wide customer service performance standards and will share these reviews with PayPal on a regular basis. Providian and PayPal will cooperate to develop procedures and a service level agreement ("Service Level Agreement") regarding the referral of Cardholders who contact a party concerning a claim, complaint, dispute or request for information regarding the other party. PayPal will refer to Providian customer service in accordance with such procedures any Cardholders who contact PayPal concerning a claim, complaint, dispute or request for information regarding Providian, Accounts or Cards.

  3.6
  Cardholder Inquiries Regarding PayPal. Providian will refer to PayPal customer service in accordance with the referral procedures described in Section 3.5 any Cardholders who contact Providian concerning a claim, complaint, dispute or request for information concerning PayPal. PayPal will be responsible for all Cardholder inquiries relating to PayPal as well as all complaints or disputes regarding PayPal; provided that Providian may take any action needed to comply with its obligations to a Cardholder under Regulation Z and other Applicable Laws. In addition, PayPal will provide Providian with any information or documents in its possession reasonably requested by Providian with respect to a Cardholder's dispute concerning Providian, as long as PayPal can release such information or documents in compliance with Applicable Law.

  3.7
  Credit Risk. As between Providian and PayPal, Providian will bear all risk of credit loss on the Accounts and PayPal will have no responsibility for any such loss.

  3.8
  Limited License to PayPal Marks. PayPal hereby grants to Providian, subject to compliance with the terms of this Agreement, a limited, royalty-free, exclusive, non-transferable (except as set forth in Section 15.7 below), non-sublicensable right to use, display and reproduce the PayPal Marks in connection with its marketing, promotion and operation of the Program as set forth in this Agreement. Providian will submit to PayPal, for its prior written approval, such approval not to be unreasonably withheld or delayed, samples of each of Providian's uses of the PayPal Marks. Providian will use the PayPal Marks in a manner approved by PayPal. Except as otherwise provided by this Agreement, upon termination of this Agreement, Providian will promptly cease use of the PayPal Marks.

  3.9
  Legal Compliance. Providian will be responsible for compliance with Applicable Laws with regard to its participation in the Program, its issuance of Cards and its extension of consumer credit, including those Applicable Laws governing billings, consumer credit disclosures, billing error resolution, collections, and any related charges, such as late fees and overlimit fees imposed on Cardholders and Accounts.

4.    PAYPAL MARKETING

  4.1
  PayPal Members List. Within 30 days of the execution of this Agreement or as otherwise specified in the Marketing Plan, PayPal will license to Providian on a non-exclusive basis a list of its Members who in signing up for the PayPal services have not opted out, electing to be excluded from the relevant type of product announcements, together with their e-mail addresses, phone numbers, postal addresses, and all other information that PayPal may legally share with Providian that may be relevant to permit Providian to solicit the PayPal members for the Program on a recurring basis throughout the Term of this Agreement. On a regular basis, but no less often than once in every 90-day period during the Term of this Agreement, PayPal will provide supplementary information to Providian regarding new Members and changed information regarding existing Members. Providian may not use this list, except for offering Cards through the channels provided by Section 4.2.

  4.2
  Providian Marketing to PayPal Members. Providian will design all advertising, solicitation and promotional materials with regard to the Program, which shall be subject to PayPal's approval, unless otherwise agreed, which approval may not be unreasonably withheld or delayed beyond a ten-day business day review period. Providian will generally bear all costs of solicitation and fulfillment associated with the Program, except for costs of modification of the PayPal Web Site and direct e-mail solicitations by PayPal associated with the Program, which costs will be borne by PayPal, all unless otherwise agreed. PayPal will be solely authorized to distribute all e-mail solicitations and solely authorized to disseminate web solicitations, in accordance with its Member communication policies, unless the parties mutually agree otherwise. Unless PayPal agrees to exceptions in writing, Providian will only use PayPal's channels for e-mail and web solicitations. Providian will have the right of prior approval of all marketing, advertising or solicitation material for the Program to be used or developed by PayPal (e.g., direct e-mail conducted by PayPal or Banner Site Ads or other materials on the PayPal Web Site associated with the Program), with such approval not to be unreasonably withheld or delayed beyond a 10 business day review period. PayPal will conduct the e-mail direct marketing campaign to its Members of the Program. In connection with PayPal's solicitation by e-mail of its Members, Providian may provide PayPal with such information relevant to credit-worthiness of the Member-solicitees that may be relevant to restricting the solicitation to a subset of Members, and Providian and PayPal agree to cooperate in coordinating such solicitation efforts, in accordance with the Marketing Plan. PayPal agrees to keep all information provided by Providian in accordance with the prior sentence confidential. Also, Providian agrees to keep all information provided by PayPal private, sharing it only as necessary to carry out this Agreement and only to parties bound by confidentiality arrangements at least as strong as this Agreement.

  4.3
  PayPal Web Site. Within 120 days of the execution of this Agreement, or as otherwise provided in the Marketing Plan, Providian and PayPal will provide a description of the Card on the PayPal Web Site, subject to Providian's reasonable approval, with a hyperlink from the PayPal Web Site that will allow Members to apply to Providian for a Card under the Program, and Providian will provide an application page to permit Applications for Cards and online decisions on the Applications, with such online decisions being provided at a service level at least equivalent to the service level available to Providian's other online credit card acquisition websites.

  4.4
  Exclusivity.
  (a)
  Providian as Preferred Credit Card. During the Term of this Agreement, including any Renewal Term, Providian will be the exclusive United States credit card or charge card promoted by PayPal in the PayPal registration process on the PayPal Web Site.

  (b)
  Restrictions on Competing Card Products. PayPal will not, without Providian's written consent, (1) sponsor, develop or participate in a Competing Card Product; (2) license or allow others to license PayPal Marks to promote a Competing Card Product; (3) negotiate, discuss or solicit any offer to market or promote a Competing Card Product; or (4) sell, rent or otherwise make available to the issuer of a Competing Card Product any list of Cardholders or any usage and demographic data on individual Cardholders, provided that PayPal will not be restricted from selling, renting or making available lists of its Members, or usage and demographic data on its Members, in a manner that does not identify which Members are Cardholders. Notwithstanding the provisions set forth in this Section 4.4, PayPal may accept American Express and Discover on the PayPal system and may inform Members accordingly.

    (c)
    Other Web Sites. With respect to Web sites other than the PayPal Web Site that PayPal may acquire, operate or control during the Term or any Renewal Term, where such Web sites do not already have exclusive relations with an organization other than Providian to offer a Competing Card Product, PayPal will provide Providian with a right of first offer prior to negotiating with, or soliciting proposals from, any party other than Providian to promote, advertise or solicit a Competing Card Product on such Web sites. In the event that the parties are unable to complete an agreement on a credit card alliance or co-branding program for such other Web site within 45 days after PayPal notifies Providian that the first offer period has begun, then PayPal will be free to negotiate to promote Competing Card Products through such other Web site.

    (d)
    Co-brand Sites: PayPal will use its best efforts to include Providian as the preferred credit card under the terms of this Agreementin any co-branded website that PayPal develops in partnership. A co-branded site is one that has third-party branding above the fold, and a URL that indicates the joint offering of the PayPal service with the third party. As required by the specific partnership, PayPal may be required either not to offer Card (or other) Products at all, or to support on the co-branded site the partner's choice of credit card.

    (e)
    New Payment Products. Consistent with the parties' strategic banking relationships, with respect to U.S. domestic New Payment Products other than online person-to-person payment products, if PayPal intends to work with a U.S. domestic banking partner to develop or provide such New Payment Products, it will notify Providian of such intent and negotiate in good faith to use Providian as its banking partner for such New Payment Products. If the parties are unable to reach agreement within 30 days of such notice, PayPal will be free to negotiate with other banking partners. With respect to all New Payment Products (including online person-to-person payment products) that PayPal offers to its Members during the Term, PayPal will use its best efforts to ensure that the Card is the system-default and preferred credit card used to purchase or transfer funds into such New Payment Products. PayPal will ensure that promotional materials for the Program are at least equivalent to the promotional materials for any New Payment Products. This provision (e) does not apply to any vendor relationships that PayPal has, or may establish in the future, with banking partners, for use in such services as, and without limitation to, ACH or merchant processing. The provisions of this Section 4.4(e) will apply exclusively to New Payment Products and will not relieve PayPal of any of its other obligations under this Agreement.

    (f)
    Future Line of Credit Product. Providian understands that PayPal has interest in offering to a selected population of Program customers a line of credit product. As and when Providian has developed an improved understanding of the Program customer base, its credit quality and other relevant attributes, Providian will use its best efforts to conduct consumer tests which validate the market for such Line of Credit product and the attendant increased credit risks, if any. Providian agrees to complete this analysis within nine (9) months of the date of the signing of this Agreement, and within that time agrees to provide to PayPal a written determination of whether Providian will make a line of credit product available to the Members as part of this Program. If Providian elects to provide the line of credit, then Providian agrees to begin offering the line of credit within twelve (12) months after the date of the execution of this Agreement. If Providian states in writing to PayPal that Providian will not offer the line of credit product to Members or fails to commence offering it within the time limit set forth in this Section 4.4(f), then

      PayPal may work with another issuer to permit that issuer to provide a line of credit product that it may offer to Members, provided that PayPal may actively promote such line of credit only to Members who have been turned down by Providian for a Card under the Program or Members who have been solicited via direct solicitation for a Card at least 4 times and have not pursued such solicitations or have not accepted the Card offers. For purposes of this paragraph, "actively promote" means promotions or marketing where such other line of credit appears alone or more prominently than the other featured financial products. Except as set forth in this Section PayPal will not sponsor, develop, solicit or discuss any line of credit program for Members with any other issuers during the term of this Agreement.

    (g)
    Private Label Service. As and when appropriate, the parties agree to negotiate in good faith over the terms and conditions of a license by PayPal to Providian, on a private label basis, of the PayPal peer-to-peer payment technology on mutually agreed terms. Without Providian's written consent, PayPal will not provide its technology on a private-label basis to any U.S. domestic third party (except pursuant to its current Intuit/Quick Books arrangement and to Microsoft, or to Visa or MasterCard for re-licensing to their members) during the Term without first offering it to Providian under terms at least as favorable. PayPal retains all rights to international versions of its payment service, including private-label offerings, without the right of first offer to Providian. "Private Label" means the use of the PayPal Services under solely a third party brand.
  4.5
  Limited License to Providian Marks. Providian hereby grants to PayPal a limited, royalty-free, exclusive, non-transferable (except as set forth in Section 15.7 below), non-sublicensable right to use, display and reproduce Providian Marks in connection with PayPal's marketing, promotion and operation of the Program as set forth in this Agreement. PayPal will submit to Providian for its prior written approval, such approval not to be unreasonably withheld or delayed, samples of each of PayPal's uses of Providian Marks, and PayPal will use Providian Marks in a manner approved by Providian. Except as otherwise expressly provided by this Agreement, upon termination of this Agreement, Providian will promptly cease use of Providian Marks.

  4.6
  Legal Compliance. PayPal will comply with all Applicable Laws regarding its participation in the Program, including those governing advertising, incentive offers and on-line privacy issues and will comply with all Applicable Laws governing the PayPal Services.

5.    COMPENSATION

  5.1
  Interchange Fee. Providian will compensate PayPal for [*] of the Interchange Income it earns for those Cards which transact on the PayPal system (where PayPal is the Merchant). Notwithstanding the foregoing, in circumstances where a PayPal user is also an already existing Providian credit cardholder holding a credit card other than a Card issued under this Program, Providian will not be obligated to reimburse interchange in the amount described in this Section 5.1. Where an existing Providian cardholder uses the PayPal system, Providian will make its best efforts to offer that credit cardholder a second Card under which PayPal would be entitled to the interchange reimbursement formula described in the first sentence of this Section 5.1, so long as the cardholder (i) meets Providian's then-applied policies and standards regarding creditworthiness and eligibility, and (ii) has completed during the previous 180 days at least one payment in a transaction using the PayPal system. Providian will solicit Cards under this provision at least twice yearly, subject to PayPal's approval of the content of any solicitations or marketing materials. All second Cards under this Program offered to existing Providian credit cardholders will be offered on terms and conditions equal to or better than such cardholder's pre-existing credit card.

  5.2
  Basis Point Fee. Providian will reimburse to PayPal [*] basis points of the net amount of purchase transactions where PayPal is not acting as the Merchant by Cardholders using Cards, when such transactions are posted to an Account that remained in good standing at the end of the previous calendar month and are not, prior to the time of Providian's compensation payment to PayPal: (1) rescinded, (2) the subject of a Charge-back request, (3) reversed through a credit adjustment, or (4) otherwise disputed. Purchase transactions will not include balance transfers, cash advance transactions, the imposition of fees (including annual membership fees and fees for membership products) or transactions categorized as "quasi-cash" transactions under Card Association rules.

  5.3
  Sunset. Except as provided in Section 6.8 of this Agreement, upon the expiration of this Agreement, or if during the term of this Agreement either party exercises its termination rights pursuant to Section 6 of this Agreement, Providian will cease to pay compensation to PayPal as of the effective date of such expiration or termination; provided that Providian will be responsible for all payments that have accrued up to the date of such expiration or termination.

  5.4
  Payment Timing. Providian will pay all amounts due to PayPal arising from money received by Providian in a given month within 45 days of the end of that calendar month.

6.    TERM; TERMINATION

  6.1
  Term. Subject to the provisions of this Section 6, the Term will be five (5) years from the date this Agreement is signed.

  6.2
  Exclusive Negotiation Period. The parties agree to an exclusive negotiation period of 90 days, to commence 90 days before the date the Term terminates, for purposes of discussing the terms and conditions of a renewal or extension of this Agreement.

  6.3
  Termination for Breach. If either party materially breaches a material term of this Agreement, the non-breaching party may terminate this Agreement by giving notice, as provided in Section 15.5, to the breaching party. This notice will: (a) describe the material breach; and (b) state the party's intention to terminate this Agreement. If the breaching party does not cure or substantially cure its material breach within 30 days after receipt of notice as described in this Section (the "Cure Period"), then the non-breaching party may immediately terminate this Agreement by giving notice at any time following the end of such Cure Period. Neither party will be held in breach for failure to perform under this Agreement if such failure is due to compliance with Applicable Law.

  6.4
  Termination for Material Change in Applicable Law. Either party may terminate this Agreement on the effective date of any change in the legal or regulatory requirements applicable to the Program, or in the MasterCard or Visa rules applicable to the Program, that: (a) has a substantial negative impact on the financial burdens or rewards of the terminating party with respect to the Program, which the non-terminating party is unwilling or unable to accommodate; or (b) would render performance of a material obligation of the terminating party hereunder a violation of the Card Association rules, illegal or otherwise subject to legal challenge, unless performance of such material obligation is waived by the non-terminating party. The terminating party will notify the other party of such change within two (2) Business Days of becoming aware of such change.

  6.5
  Termination for Insolvency. If either Providian or PayPal becomes insolvent in that its liabilities exceed its assets, or is adjudicated insolvent, or takes advantage of or is subject to any insolvency proceeding, or makes an assignment for the benefit of creditors or is subject to bankruptcy receivership, conservatorship or liquidation, then the other party may immediately terminate this Agreement.

  6.6
  Termination for Improper Activities. Either party may terminate this Agreement upon 15 Business Days' advance written notice to the other party of such intent to terminate if, at any time during the term of this Agreement, the other party is conducting activities that the terminating party determines are materially harmful to relationships with its federal or state supervisory or law enforcement agencies, provided that the terminating party promptly notifies the other party of such activity, provides evidence of such activity, and the other party does not cure such activity to the terminating party's sole and complete satisfaction within 15 Business Days of notification to the terminating party.

  6.7
  Termination for Failure to Generate Minimum Card Purchase Volume. If, by the dates set forth in Exhibit C, the Program has not resulted in at least the stated percentages for purchase transactions using the Cards set forth in Exhibit C (as calculated in Section 5.1 above, but including transactions where PayPal is the Merchant), then either party may terminate this Agreement by sending thirty (30) days written notice to the other, without giving rise to any damage claim for termination:

  6.8
  Termination Due to Merger or Sale or Acquisition By Competitor or for Change in PayPal Business Model.
  (a)
  If either party enters into any merger, acquisition or agreement providing for the transfer of control or the sale of all or substantially all of its assets to, then the non-merging party will have the right to terminate this Agreement by providing the merging party with 30 days' advance written notice of such termination. In addition, if PayPal enters into any merger, acquisition or agreement providing for the transfer of control or the sale of all or substantially all of its assets to, or any transaction with, a competitor of Providian identified on Exhibit B or any of its affiliates (a "Competitor") and Providian exercises its right to terminate this Agreement as set forth above then PayPal shall pay Providian damages in the amount of $2 million. If PayPal exercises its right to terminate this Agreement as set forth above then PayPal shall pay Providian damages in the amount based on the duration of the term prior to the termination, as follows: within six months after the Effective Date, PayPal will pay Providian upon termination $5 million; if at least 6 months but less than 12 months after the Effective Date, PayPal will pay Providian upon termination $4 million; if at least 12 months but less than 18 months after the Effective Date, PayPal will pay Providian upon termination $3 million; if at least

      18 months, but less than 30 months after the Effective Date, PayPal will pay Providian upon termination $2 million; if at least 30 months, but less than 42 months after the Effective Date, PayPal will pay Providian upon termination $1 million.

    (b)
    A material feature of the Program is the on-going branding of the PayPal Web Site and the implicit endorsement of the PayPal Co-Branded Program Card. Should the PayPal business model be materially altered with the PayPal branding (e.g., through name change due to acquisition or sale, etc.), which subsequently or through time, in Providian's discretion, materially alters the ability to originate accounts within the Program, then Providian may terminate this Agreement on thirty (30) day's notice unless the terms and conditions of all future compensation and or reimbursement arrangements are revised to Providian's satisfaction. If Providian terminates the agreement for this reason, there will be no compensation payment.
  6.9
  Effects of Expiration or Termination.
  (a)
  Upon termination of this Agreement, Providian will have the right to use the PayPal Marks on Cards issued prior to such termination, on periodic statements and on records of, or (subject to PayPal's prior written approval) on correspondence to, any Cardholder until expiration of the Cards (provided that, if the Agreement terminates for a reason other than (1) breach of this Agreement by PayPal, (2) sale or merger of PayPal, or (3) Section 6.5, Providian will continue to pay PayPal as provided in Section 5 for a period of 1 year from the effective date of expiration or termination of this Agreement), and thereafter Providian will cease to use the PayPal Marks except for identification purposes when necessary on Cardholder service or collection letters. Except as otherwise provided in this Agreement, Providian will not claim any right, title, or interest in or to the PayPal Marks or to any mailing lists provided pursuant to this Agreement. However, Providian may use the PayPal Marks to complete any solicitation that Providian is required by law to complete. PayPal will not cause or attempt to cause the removal of PayPal's identification or PayPal Marks from any Cardholder's Cards, checks or records already existing on the effective date of expiration or termination of this Agreement. Neither party will make or distribute any disparaging or defamatory remarks regarding the other party, its products or services or its performance under this Agreement.

  (b)
  In the event of a termination (including expiration) of this Agreement, the parties will cooperate to develop a joint notice to Cardholders regarding the termination of the Program within 30 days of termination. In the event the termination results from a material breach by either party, the breaching party will bear the cost of developing and distributing such notice to Cardholders and to Members. In the event of a termination for other cause, both parties will bear one- half of the cost of developing and distributing such notice to Cardholders and to Members. If the parties are unable to reach a consensus on the language and format of the notice of termination within 30 days of the expiration or termination of this Agreement, then either party or both parties may communicate the fact of the termination of the Program to Cardholders (but not to Members who are not Cardholders) without stating the reasons for termination, and may describe to Cardholders a replacement credit card program for the Program without stating the reasons for the termination. Notwithstanding the foregoing; (1) if this Agreement is terminated by Providian due to a breach by PayPal, PayPal shall have no right to solicit Cardholders for replacement cards for 24 months (other than through a general solicitation to all Members without targeting the Cardholders) and (2) PayPal will not target-solicit Cardholders to cancel their Accounts and accept another card.

  (c)
  In the event of a termination of this Agreement under Section 6.5, then Providian will have all rights to use any information contained within the Members List for purposes of credit card solicitation. Providian may keep the Accounts, but must destroy the Members Lists in all other circumstances.

    (d)
    The parties agree that the Member List provided by PayPal to Providian (or to be provided by PayPal to Providian) under this Agreement, constitutes "intellectual property" as that term is defined and used in the Bankruptcy Code, 11 U.S.C. § 101(35A), § 365(n), and that in the event of any bankruptcy of PayPal, Providian would be entitled to use the Member List for the remaining Term notwithstanding any intervening bankruptcy by PayPal or attempt by PayPal to terminate or reject this Agreement under bankruptcy law. Notwithstanding any PayPal bankruptcy, PayPal agrees to continue to provide the Member List information and to provide copies of the Member List information to Providian on a timely basis during the bankruptcy proceeding, and in any event at least every thirty days.

6.10	Survival of Terms of the Agreement. The provisions of Sections 1, 3.5, 3.6, 6.9, 8.1-8.3, 8.6, 9-12, 14 and 15 will survive any termination of this Agreement.

7.    COMMUNICATIONS

  7.1
  Initial Public Announcement. On or before February 9, 2001, the parties agree that they will both approve the wording of a mutually-acceptable press release announcing on or before that date the terms of this Agreement.

  7.2
  Future Cooperation on Publicity. From and after the date of this Agreement, Providian will work with PayPal as its strategic partner to enhance PayPal's relationships with the Card Associations, specifically Visa. Press releases describing the parties' strategic relationships and the Program will not be made without the mutual written consent of each party, which will not unreasonably be withheld or delayed. Without the written permission of Providian, PayPal will not discuss any specifics of this Agreement or the Program with issuers of other cards, except to disclose to those issuers that exclusivity provisions in this Agreement prohibit its discussion of or entering into agreements for offerings of Competing Card Products. Without prior written approval from Providian, PayPal will not generally communicate with PayPal customers, potential customers, or outside parties (other than PayPal's attorneys, auditors, financial advisors and other agents or contractors with a reason to know within a confidential relationship or confidentiality agreement) about the Program or Providian's investment in PayPal. Providian will not unreasonably withhold consent or delay consent beyond a ten business-day period.

  7.3
  Foreign Jurisdictions. PayPal acknowledges and agrees that Providian has a presence in the United Kingdom and Argentina and may in the future, through international banking relationships or otherwise, obtain a banking license in other foreign jurisdictions. The parties agree to confer, negotiate, and cooperate in good faith to explore other opportunities to work together to exploit joint opportunities in those jurisdictions.

  7.4
  E-Mail Policy. PayPal has an interest in avoiding overly aggressive e-mail solicitation of its Members. If PayPal substantially changes its policy of e-mail solicitations approximately three times per quarter, it shall inform Providian in advance. This provision does not constitute an obligation for PayPal either to expand its policy, nor expands nor changes the provisions in Section 4.2 on type or frequency of marketing that Providian may conduct to Members.

8.    COLLECTION AND USE OF CARDHOLDER DATA

  8.1
  Providian Ownership of Data. Providian will collect, maintain, and be the sole owner of all Cardholder Data. Providian may use the Cardholder Data in a manner consistent with this Agreement for any legitimate business purpose and in compliance with Applicable Law, provided that no personally identifiable Cardholder Data will be disclosed or transferred by Providian to any third party (other than credit reporting agencies or as otherwise necessary or appropriate for administration, servicing and funding of the Accounts) without the Cardholder's prior express consent.

  8.2
  PayPal Ownership of Data. Notwithstanding Section 8.1, PayPal will be the sole and complete owner of all Member Lists and all proprietary information pertaining to Members provided by PayPal to Providian pursuant to this Agreement and of all information provided to PayPal by a Member in PayPal's registration process. Providian may only use the data provided by PayPal to make the Card offering and other products mutually agreed upon. Providian may not use the data for any marketing, other than provided by the channels in this agreement. Furthermore, Providian may not sell, lease, or otherwise disclose this data to any third party. Finally, Providian may not sell or market directly to Members who have been declined for a Card, or sell, lease or otherwise disclose their information to any third party. However, Providian may maintain and use information obtained by Providian as a result of an Account relationship by a Member or a Non-Member Consumer, and may use other Member list information as provided in Section 6.8(c) above. The provisions of this Section 8.2 will not prohibit Providian from using information relating to Members which Providian acquires by other means.

  8.3
  Privacy Policies. Providian and PayPal will maintain and publish on their Web sites in a prominent manner privacy policies in compliance with Applicable Law. Each party will provide the other with notice of any changes to their privacy policy promptly after the effective date of such changes.

9.    CONFIDENTIALITY

  9.1
  Duty to Keep Proprietary Information Confidential. Providian Confidential Information is a confidential and valuable proprietary asset of Providian. PayPal Confidential Information is a confidential and valuable proprietary asset of PayPal. Each party, the Card Associations and each party's respective employees, agents, third-party subcontractors and independent contractors ("Representatives") will treat as strictly confidential all Confidential Information and proprietary third-party products that the other party provides in connection with the Program. They will not disclose or duplicate Confidential Information or third-party products to anyone not having a need to know in connection with the performance of this Agreement and will not use them except in connection with the performance of this Agreement. Each party will take all steps needed to ensure that its Representatives preserve this confidentiality.

  9.2
  Duty To Keep This Agreement Confidential; Press Release. PayPal and Providian will maintain the confidentiality of this Agreement and its terms and will not disclose this Agreement or its terms to any third party; provided, however, that either party may disclose this Agreement or its terms: (a) as required by Applicable Law, (b) to its subsidiaries, affiliates and parent companies, (c) to its accountants, legal advisors and financial advisors, and (d) either party may issue a press release about the Program upon execution of this Agreement if the press release has the written approval of the other party, which will not be unreasonably withheld. Providian and PayPal will consult with each other prior to any conference with the press or other news media relating to the Program or this Agreement, including consultation with regard to responses to inquiries from the press or other media about the Program or this Agreement.

  9.3
  Duty to Notify Other Party of Any Mandated Disclosure. Each party will notify the other immediately if it receives a subpoena or other legal process referring to Confidential Information or documents containing Confidential Information and will cooperate in any effort the owner of such Confidential Information has to comply with or to contest the legal process.

10.  INDEMNIFICATION AND LIMITATION OF LIABILITY

10.1	By PayPal. PayPal will defend, indemnify and hold harmless Providian against each claim, action, damage (including reasonable attorney fees and costs) or liability resulting from or relating to PayPal's breach of its obligations or of any terms (including, but not limited to, any representation or warranty) under this Agreement; and any acts or omissions of PayPal, its directors, officers, agents or employees in connection with PayPal's participation in the Program.
10.2
By Providian. Providian will defend, indemnify and hold harmless PayPal against each claim, action, damage (including reasonable attorney fees and costs) or liability resulting from or relating to Providian's breach of its obligations or of any term (including, but not limited to, any representation or warranty) under this Agreement; and any acts or omissions of Providian, its directors, officers, agents or employees in connection with Providian's participation in the Program.
10.3
Liability Limitation. Notwithstanding any other terms in this Agreement, neither party will be entitled to recover special, incidental, punitive, or consequential damages, whether based on breach of contract, tort (including negligence), or otherwise, and whether or not that party has been advised of the possibility of such damage, except that this limitation will not apply to damages resulting from either party's breach of its confidentiality obligations under Section 9, its representation and warranty under Section 14.1(f), or (h), or 14.2(f) or (g), or its obligations under Section 15.1.

11.  ARBITRATION

  Any controversy or claim between the parties arising from or relating to this Agreement, or the breach of this Agreement, will be settled by arbitration to take place in San Francisco, California or another mutually agreed upon site, in accordance with the Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators selected in accordance with those rules. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction and will be deemed Confidential Information.

12.  FORCE MAJEURE

  Neither party will be responsible, nor incur any liability to the other for any failure to comply with the terms of this Agreement due to causes beyond its control, including, without limitation, fire, storm, flood, acts of war, accident, insurrection, sabotage, labor disputes, computer system malfunction, acts of God, acts of third parties, acts of federal, state or local government or judicial action ("force majeure"), provided that such actions that do not substantially hinder or prohibit performance will not excuse performance. If an event of force majeure is caused by a labor dispute, computer system malfunction, or government or judicial action arising from the business operations of a party and continues for 60 days or more, the other party may terminate this Agreement in accordance with Section 6.

13.  CONDITIONS PRECEDENT

  Before either party will be obligated to implement the Program, all required approvals of any organization must be obtained including, without limitation, a Card Association.

14.  REPRESENTATIONS AND WARRANTIES

        In addition to any representation or warranties made by the parties in other Sections of this Agreement, the parties make the following representations and warranties:

14.1	By PayPal. PayPal represents, warrants and covenants to Providian that: (a) it is duly incorporated, validly existing and in good standing under the laws of Delaware; (b) it is duly authorized to enter into this Agreement and to perform its obligations hereunder; (c) the making of this Agreement does not knowingly violate any law or regulation to which PayPal is subject or any agreement or contract to which it is a party or by which it is bound; (d) it will comply with all Applicable Laws (including but not limited to Card Association rules and regulations which pertain to Card Association non-members who are affinity partners of a Card Association member) in performing its obligations under this Agreement; (e) to the extent required by law, it has applied for licenses and, following receipt of such licenses, will continue to be duly qualified and licensed and has made and will continue to make all registrations to do business necessary to carry out its obligations under this Agreement under the law of each state in which the Program will be offered; (f) it owns and is authorized to use the PayPal Marks, and the use of the PayPal Marks does not violate the intellectual property rights of any third party; (g) its entering into and performing this Agreement does not violate any other Agreements by which it is bound.
14.2
By Providian. Providian represents and warrants to PayPal that: (a) it is a duly organized national banking association, validly existing under the laws of the United States of America; (b) at the time of the execution of this Agreement, it is duly authorized to enter into this Agreement and to perform its obligations hereunder, (c) the making of this Agreement does not knowingly violate any law or regulation to which Providian is subject or any agreement or contract to which it is a party or by which it is bound; (d) it will comply with all Applicable Laws in performing its obligations under this Agreement; (e) to the extent required by law, it is and will continue to be duly qualified and licensed and has made and will continue to make all registrations to do business and to carry out its obligations under this Agreement under the law of each state in which the Program will be offered; (f) it is authorized to use Providian Marks, and the use of Providian Marks does not violate the intellectual property rights of any third party; and (g) its entering into and performing this Agreement does not violate any other Agreements by which it is bound.

15.  GENERAL PROVISIONS

15.1	Parties are Independent Contractors. PayPal and Providian are independent contractors, and neither is the partner, employee or agent of the other. Neither PayPal nor Providian will have the power or authority to pledge, bind or obligate the other with respect to any third party.
15.2	Amendments. Except as otherwise provided in this Agreement, any amendment or modification to this Agreement or its Appendices must be in writing signed by both parties.
15.3	Headings. The Section headings in this Agreement are for convenience only and are in no way to be construed as enlarging or limiting the scope of the particular terms to which they refer.
15.4	Waiver. The waiver or failure of either party to exercise any right provided for in this Agreement will not be deemed a waiver of any further or future right under this Agreement.

15.5
Notices. All notices and other communications between the parties will be written and will be deemed given if delivered personally or by overnight courier service, or facsimile transmission or 2 days after mailing by registered or certified mail, return receipt requested, to a party at its address set forth below, or to such other address as a party may designate at a later time, as follows:
Providian:	Bill Buchanan Providian Financial Corporation 123 Mission Street, 8th Floor San Francisco, CA 94105 FAX: (415) 644-2148
With a copy to:	Susan Lau Senior Vice President and Associate General Counsel Providian Financial Corporation 201 Mission Street, 28th Floor San Francisco, CA 94105 FAX: (415) 278-6064
PayPal:	X.Com / PayPal 1840 Embarcadero Road Palo Alto, CA 94303
Todd Pearson
FAX: (650) 251-1101
With a copy to:	John Muller
Vice President, General Counsel X.Com / PayPal 1840 Embarcadero Road Palo Alto, CA 94303
15.6	"Writing" to Include Electronic Mail. References to "writing" or "written" in this Agreement will be deemed to include an electronic mail message that is sent using standard Internet protocols and whose receipt is confirmed by the recipient to the sender.
15.7
Assignment. This Agreement will be binding upon and will inure to the benefit of each party and its successors and assigns; provided that, neither party will assign or transfer its rights under this Agreement by operation of law or otherwise, without the other party's prior written consent which will not be unreasonably withheld, except that either party may assign its rights and obligations to its parent, subsidiary or affiliate, or in the event of reincorporation or reorganization, as long as the assignment does not result in a substantial change to the Program or otherwise cause a breach of this Agreement. Nothing in this Agreement will prohibit Providian from securitizing or participating the Accounts or related receivables in accordance with general banking practices.
15.8	Third-Party Beneficiaries. It is expressly intended and agreed that there are no third-party beneficiaries to this Agreement.
15.9	Governing Law. This Agreement will be governed by and interpreted in accordance with California law, without regard to its principles of conflicts of laws.

15.10
Audit and Inspection. Each party will keep and maintain, in accordance with generally accepted accounting principles consistently applied, accurate books and records related to the Program including all charges, disbursements and expenses made or incurred by each party in the performance of its obligations hereunder. Each party will have the right, upon reasonable notice, to audit, at any time prior to the expiration of 1 year following termination of the Program, the other party's books and records relating to the Program or this Agreement. Such audit will be at the expense of the auditing party. If any such audit indicates a discrepancy, the audited party will promptly make the appropriate adjustments and/or payments, or, in the alternative and at the auditing party's option, the auditing party will deduct or offset such discrepancy. If the discrepancy exceeds 5% of the payments for any given period, the party that benefited from the discrepancy will pay the costs of such audit.
15.11
Entire Agreement. This Agreement is the final, full and exclusive statement of the agreement between PayPal and Providian with respect to the subject matter set forth here. It supersedes all prior agreements and inducements relating to the subject of this Agreement. No promise or agreement made at or after the execution of this Agreement is binding unless it is written and signed by both parties.
15.12
Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts and, when fully executed, will be deemed effective on the date first written above without regard to the dates or times on when actually signed. The signed copies of this Agreement may be delivered by telefacsimile, and such facsimile exchange has the same legal effect as delivery of a signed original.

        IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have executed this Agreement as of the date first shown above.

X.COM CORPORATION
By:	/s/ Todd Pearson
Name:	Todd Pearson
Title:	Executive Vice President
Date:	February 2, 2001
PROVIDIAN BANCORP SERVICES
By:	/s/ William Buchanan
Name:	William Buchanan
Title:	SVP
Date:	2/2/01

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

EXHIBIT A

CUSTOMER PERFORMANCE STANDARDS

Customer Service & Servicing Goals

        Providian will be responsible for all on-line and off-line servicing for the Accounts. Whether through Internet services, call center, or customer compliant center, Providian is committed to 100% customer satisfaction when helping customers build, protect and responsibly use credit.

Websites:

  •
  95% availability in any 1 week period and 98% availability in any 1 calendar month period.

  •
  8 seconds or less average response time for 95% of transactions on a weekly and monthly basis.

Call Center:

  •
  90% of calls answered within 60 seconds

(Performance metrics will be sourced from Keynote, external measurement provider)

        PayPal would provide Providian with written communication when these goals are not met and Providian will have the indicated time to cure, or substantially cure the standard in question.

Exh. A-1

EXHIBIT B

COMPETITORS PURSUANT TO SECTION 6.7

Providian Competitors

        American Express Company

        Bank of America Corporation

        Bank One Corporation

        Barclays Bank plc

        Capital One Financial Corp.

        Citigroup Inc.

        Fleet Boston Corporation

        Household International, Inc. (Household Bank LLC)

        J.P. Morgan Chase/Chase Manhattan Corp.

        MBNA Bank

        Morgan Stanley Dean & Witter/Morgan Stanley (Discover and Novus Cards)

        Standard Chartered Bank

        Wells Fargo & Co.

Exh. B-1

EXHIBIT C

PROGRAM PERFORMANCE HURDLES

        Each party may exercise its right to terminate this Agreement according to Section 6.7 if the following performance hurdles, as applicable, are not met.

Year*	If Number of Members Is At Least:	MINIMUM CARD VOLUME Must Be At Least:
1	16.5 million	3%
2	27.3 million	6%
3	38 million	8%
4	49 million	8%
Year*	If Number of Members Is Less Than:	MINIMUM CARD VOLUME Must Be At Least:
1	16.5 million	2%
2	27.3 million	5%
3	38 million	6%
4	49 million	6%

        * For purposes of this Exhibit C, Year 1 will commence on the date that the Program website is first available for use by the general public, and each successive Year will commence on the anniversary date of Year 1.

        "Minimum Card Volume" means net Card purchase volume generating Interchange Income as described in Section 5.1 of this Agreement, divided by total net credit card purchase volume from all Member transactions in which PayPal is the Merchant.

        Minimum Card Volume and Number of Members will be determined as of either: (1) the end of the last month of the Year or (2) the average of the last 3 months, whichever is greater.

Exh. C-1

QuickLinks

  EXHIBIT 10.17
Recitals
EXHIBIT A CUSTOMER PERFORMANCE STANDARDS
EXHIBIT B COMPETITORS PURSUANT TO SECTION 6.7 Providian Competitors
EXHIBIT C PROGRAM PERFORMANCE HURDLES